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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                        JARDINE FLEMING INDIA FUND, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    471112102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


          Andrew Pegge                          Jeffry S. Hoffman
     Laxey Partners Limited            Swidler Berlin Shereff Friedman, LLP
          Stanley House                       The Chrysler Building
         7-9 Market Hill                       405 Lexington Avenue
             Douglas                            New York, NY 10174
       Isle of Man IM1 2BF                        (212) 891-9260
       011 44 1624 629365

--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                  May 13, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box .

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

                              (Page 1 of 10 Pages)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 10 Pages

                                  SCHEDULE 13D

----------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
----------------------------------------------------------------------------------------------------------------------
1)         Name of Reporting Persons
           ----------------------------------------------------------------------------------------------------------
           I.R.S. Identification No. of Above Persons (entities only)

           The Value Catalyst Fund Limited
           No I.R.S. Identification No.
---------- -----------------------------------------------------------------------------------------------------------
2)         Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [X]
                                                                                                          (b) [ ]
---------- -----------------------------------------------------------------------------------------------------------
3)         SEC Use Only

---------- -----------------------------------------------------------------------------------------------------------
4)         Source of Funds (See Instructions)
           OO
---------- -----------------------------------------------------------------------------------------------------------
5)         Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                [ ]

---------- -----------------------------------------------------------------------------------------------------------
6)         Citizenship or Place of Organization
           Cayman Islands
----------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power
     Number of               0
      Shares         ------- -----------------------------------------------------------------------------------------
   Beneficially      8)      Shared Voting Power
     Owned by                122,050 shares
       Each          ------- -----------------------------------------------------------------------------------------
     Reporting       9)      Sole Dispositive Power
      Person                 0
       With          ------- -----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power
                             122,050 shares
----------------------------------------------------------------------------------------------------------------------
11)        Aggregate Amount Beneficially Owned by Each Reporting Person
           122,050 shares
---------- -----------------------------------------------------------------------------------------------------------
12)        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)           [ ]

---------- -----------------------------------------------------------------------------------------------------------
13)        Percent of Class Represented by Amount in Row (11)
           2.1%
---------- -----------------------------------------------------------------------------------------------------------
14)        Type of Reporting Person (See Instructions)

           IV*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Company Act of 1940.

                                                              Page 3 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laxey Investors Limited
          No I.R.S. Identification No.
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)
          OO
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization
          British Virgin Islands
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power
     Number of               0
      Shares         ------- ----------------------------------------------------------------------------------------
   Beneficially      8)      Shared Voting Power
     Owned by                164,503 shares
       Each          ------- ----------------------------------------------------------------------------------------
     Reporting       9)      Sole Dispositive Power
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power
                             164,503 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person
          164,503 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)
          2.8%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)
          IV*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Company Act of 1940.

                                                              Page 4 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          LP Value Limited
          No I.R.S. Identification No.
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)
          OO
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization
          British Virgin Islands
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power
     Number of               0
      Shares         ------- ----------------------------------------------------------------------------------------
   Beneficially      8)      Shared Voting Power
     Owned by                114,550 shares
       Each          ------- ----------------------------------------------------------------------------------------
     Reporting       9)      Sole Dispositive Power
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power
                             114,550 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person
          114,550 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)
          1.9%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)
          IV*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Company Act of 1940.

                                                              Page 5 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laxey Universal Value LP
          No I.R.S. Identification No.
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)
          OO
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization
          Delaware
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power
     Number of               0
      Shares         ------- ----------------------------------------------------------------------------------------
   Beneficially      8)      Shared Voting Power
     Owned by                104,200 shares
       Each          ------- ----------------------------------------------------------------------------------------
     Reporting       9)      Sole Dispositive Power
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power
                             104,200 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person
          104,200 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)
          1.8%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)
          PN*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Company Act of 1940.

                                                              Page 6 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laxey Partners Limited
          No I.R.S. Identification No.
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)
          N/A
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization
          Isle of Man
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power
     Number of               0
      Shares         ------- ----------------------------------------------------------------------------------------
   Beneficially      8)      Shared Voting Power
     Owned by                606,326 shares
       Each          ------- ----------------------------------------------------------------------------------------
     Reporting       9)      Sole Dispositive Power
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power
                             606,326 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person
          606,326 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)
          10.3%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)
          IA*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Advisers Act of 1940.

                                                              Page 7 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Colin Kingsnorth
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)
          N/A
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization
          British
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power
     Number of               0
      Shares         ------- ----------------------------------------------------------------------------------------
   Beneficially      8)      Shared Voting Power
     Owned by                606,326 shares
       Each          ------- ----------------------------------------------------------------------------------------
     Reporting       9)      Sole Dispositive Power
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power
                             606,326 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person
          606,326 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)
          10.3%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)
          IN
---------------------------------------------------------------------------------------------------------------------

                                                              Page 8 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Andrew Pegge
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)
          N/A
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization
          British
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power
     Number of               0
      Shares         ------- ----------------------------------------------------------------------------------------
   Beneficially      8)      Shared Voting Power
     Owned by                606,326 shares
       Each          ------- ----------------------------------------------------------------------------------------
     Reporting       9)      Sole Dispositive Power
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power
                             606,326 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person
          606,326 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)
          10.3%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)
          IN
---------------------------------------------------------------------------------------------------------------------

                                                              Page 9 of 10 Pages


         This Amendment No. 2 to the Statement on Schedule 13D amends and restates Item 4 of the Statement on Schedule 13D originally filed with the Securities and Exchange Commission on November 5, 2002 and amended by Amendment No. 1 on May 5, 2002 (collectively, the "Schedule 13D") by The Value Catalyst Fund Limited ("Catalyst"), Laxey Investors Limited ("LIL"), LP Value Limited ("LPV"), Laxey Universal Value LP ("LUV"), Laxey Partners Limited ("Laxey"), Colin Kingsnorth ("Kingsnorth") and Andrew Pegge ("Pegge" and, together with Catalyst, LIL, LPV, LUV, Laxey and Kingsnorth, the "Reporting Persons") with respect to the shares of common stock, $0.001 par value per share, of Jardine Fleming India Fund, Inc. (the "Fund").


ITEM 4.  PURPOSE OF TRANSACTION

         Item 4 is hereby amended and restated in its entirety as follows:

         On the basis of discussions between representatives of Laxey (the investment manager for each of Catalyst, LIL, LPV and LUV) and representatives of the Fund, the Fund has agreed to appoint to its Board of Directors a person nominated by Laxey or by another institutional holder of the Fund's shares. The Fund has confirmed that such appointment will occur at or before the next meeting of the Fund's Directors, currently scheduled to be held in July 2003. As a result of the Fund's commitment, Laxey has agreed not to nominate any directors for election at the Fund's 2003 annual meeting of stockholders.

         Other than as set forth above, none of the Reporting Persons or, in the case of non-individual Reporting Persons, any of their directors or executive officers identified in Item 2, have any present plans or proposals which relate to or could result in, any of the matters referred to in paragraphs (a) through
(j), inclusive, of Item 4 of Schedule 13D (although they reserve the right to develop any such plans or proposals).


                                   SIGNATURES

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby certify that the information set forth in this Amendment No. 2 to Schedule 13D is true, complete and correct.

Dated:  May 13, 2003

                                               THE VALUE CATALYST FUND LIMITED


                                               By:  /s/ Elizabeth Tansell
                                                    ------------------------
                                                    Name:  Elizabeth Tansell
                                                    Title: Director

                                                             Page 10 of 10 Pages




                                        LAXEY INVESTORS LIMITED


                                        By:  /s/ Andrew Pegge
                                             -------------------
                                             Name:  Andrew Pegge
                                             Title: Director





                                        LP VALUE LIMITED


                                        By:  /s/ Andrew Pegge
                                             -------------------
                                             Name:  Andrew Pegge
                                             Title: Director


                                        LAXEY UNIVERSAL VALUE LP


                                        By: Laxey Partners GP(2) Limited,
                                            its General Partner


                                        By:  /s/ Andrew Pegge
                                             -------------------
                                             Name:  Andrew Pegge
                                             Title: Director


                                        LAXEY PARTNERS LIMITED


                                        By:  /s/ Andrew Pegge
                                             -------------------
                                             Name:  Andrew Pegge
                                             Title: Director



                                        /s/ Colin Kingsnorth
                                        --------------------
                                        Colin Kingsnorth



                                        /s/ Andrew Pegge
                                        ----------------
                                        Andrew Pegge







                                       10